                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
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      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                   CADENCE DESIGN SYSTEMS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
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           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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

                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

                            ------------------------

TO THE STOCKHOLDERS OF
CADENCE DESIGN SYSTEMS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation, or Cadence, will be held on May 24, 2000, at 10:00 a.m. local time at 2655 Seely Avenue, San Jose, California 95134, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the selection of Arthur Andersen LLP as independent auditors of Cadence for its fiscal year ending December 30, 2000.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the proxy statement accompanying this notice.

    The Board of Directors has fixed the close of business on April 10, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors
                                          R.L. Smith McKeithen
                                          SECRETARY

San Jose, California
April 20, 2000

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 24, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation, or Cadence, for use at its Annual Meeting of Stockholders to be held on May 24, 2000, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying notice of annual meeting. The annual meeting will be held at 2655 Seely Avenue, San Jose, California 95134. Cadence intends to mail this proxy statement and accompanying proxy card on or about April 20, 2000 to all stockholders entitled to vote at the annual meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Cadence's common stock, $0.01 par value per share, at the close of business on April 10, 2000, referred to as the record date, will be entitled to notice of and to vote at the annual meeting. At the close of business on April 10, 2000, Cadence had outstanding and entitled to vote approximately 245,569,771 shares of common stock.

    Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum at the annual meeting.

    All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

SOLICITATION

    Cadence will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the common stock beneficially owned by others to forward to such beneficial owners. Cadence will reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to such beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Cadence and by Georgeson & Company, Inc. Cadence has retained Georgeson & Company, Inc. to solicit proxies for a fee of approximately $8,500, plus a reasonable amount to cover expenses. No additional compensation will be paid to directors, officers or other regular employees for such services.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of Cadence at Cadence's principal executive office, located at 2655 Seely Avenue, San Jose, California 95134, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Nominating Committee of the Board of Directors has recommended and the Board has nominated the eight nominees named below for election to the eight positions on the Board of Directors currently authorized pursuant to Cadence's Bylaws. Each director elected at the annual meeting will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of Cadence, all of the directors having been elected by the stockholders.

    Shares represented by executed proxies will be voted FOR the election of the eight nominees named below, if authority to do so is not withheld. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee named by Cadence. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees, and certain information about them (including their term of service), are set forth below:

NAME OF NOMINEE                         AGE              PRINCIPAL OCCUPATION          DIRECTOR SINCE
---------------                       --------   ------------------------------------  --------------
Carol A. Bartz......................     51      Chief Executive Officer and                1994
                                                 Chairman, Autodesk, Inc.
H. Raymond Bingham..................     54      President and Chief Executive              1997
                                                 Officer of Cadence
Dr. Leonard Y.W. Liu................     58      President of ASE Group and Chief           1989
                                                   Executive Officer of ASE Test
                                                   Limited and Universal Scientific
                                                   Industrial Co. Ltd.
Donald L. Lucas.....................     70      Chairman of the Board of Cadence and       1988
                                                   Private Venture Capital Investor
Dr. Alberto
  Sangiovanni-Vincentelli...........     52      Professor of Electrical Engineering        1992
                                                 and Computer Sciences, University of
                                                   California, Berkeley
George M. Scalise...................     65      President, Semiconductor Industry          1989
                                                   Association
Dr. John B. Shoven..................     52      Charles R. Schwab Professor of             1992
                                                   Economics, Stanford University
Roger S. Siboni.....................     45      President and Chief Executive              1999
                                                 Officer, E.piphany, Inc.

    CAROL A. BARTZ has served as a director of Cadence since 1994. Ms. Bartz has served as Chief Executive Officer and Chairman of the Board of Autodesk, Inc., a personal computer software company and supplier of design software, since 1992. From 1983 to April 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., a manufacturer of UNIX-based professional workstations and compatible software, including Vice President of Worldwide Field Operations from July 1990 to April 1992. Ms. Bartz serves as a director of Network
Appliance, Inc., Cisco Systems, Inc., BEA Systems, Inc. and VA Linux Systems Incorporated.

    H. RAYMOND BINGHAM has served as President and Chief Executive Officer of Cadence since April 1999. Mr. Bingham has been a director of Cadence since November 1997. From 1993 to April 1999, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Cadence. Prior to joining Cadence,
Mr. Bingham was Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns, an owner and operator of a chain of hotels, for eight years. Mr. Bingham is a director of Legato Systems, Inc., Onyx Software Corporation, TenFold Corporation and a director and Chairman of Integrated Measurement Systems, Inc.

    DR. LEONARD Y.W. LIU has served as a director of Cadence since 1989.
Dr. Liu has served as President of ASE Group and Chief Executive Officer of ASE Test Limited and Universal Scientific Industrial Co. Ltd. since October 1999. From 1995 to September 1999, Dr. Liu served as Chairman, President and Chief Executive Officer of Walker Interactive Systems, Inc., a high-end financial software company. From 1993 to 1995, Dr. Liu served as Chief Operating Officer of Cadence. From 1989 until 1992, Dr. Liu was Chairman and Chief Executive Officer of Acer America Corporation and President of Acer Group, a personal computer manufacturer. Dr. Liu serves as a director of Advanced Semiconductor Engineering, Inc., ASE Test Limited and Chairman of Walker Interactive
Systems, Inc.

    DONALD L. LUCAS has served as Chairman of the Board of Cadence since 1988. From its inception in 1983 until 1987, Mr. Lucas served as Chairman of the Board and a director of SDA Systems, Inc., a predecessor of Cadence. Mr. Lucas has been a private venture capital investor since 1960. Mr. Lucas serves as a director of Coulter Pharmaceutical, Inc., Macromedia, Inc., Oracle Corporation, Preview Systems, Inc., Transcend Services, Inc. and Tricord Systems, Incorporated.

    DR. ALBERTO SANGIOVANNI-VINCENTELLI has served as a director of Cadence since 1992. He was named Chief Technology Advisor of Cadence in June 1999, and prior to that time served as a consultant to Cadence or one of its predecessor corporations since 1983. Dr. Sangiovanni-Vincentelli has been Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1976. Dr. Sangiovanni-Vincentelli serves as a director of Accent SRL, SGS-Thompson and Sonics, Inc.

    GEORGE M. SCALISE has served as a director of Cadence since 1989.
Mr. Scalise has served as President of the Semiconductor Industry Association, an association of semiconductor manufacturers and suppliers, since June 1997. Mr. Scalise served as Executive Vice President and Chief Administrative Officer of Apple Computer, Inc., a personal computer company, from March 1996 to May 1997. Mr. Scalise also served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation, a semiconductor manufacturing company, from 1991 to 1996.
Mr. Scalise serves as a director of Network Equipment Technologies, Inc.

    DR. JOHN B. SHOVEN has served as a director of Cadence since 1992.
Dr. Shoven is currently the Charles R. Schwab Professor of Economics at Stanford University. Dr. Shoven has been at Stanford University since 1973. Dr. Shoven has served as Director of the Stanford Center for Economics Policy Research since November 1999 and from 1989 to 1993. Dr. Shoven also served as Chairman of the Economics Department from 1986 to 1989 and as Dean of the School of Humanities and Science from 1993 to 1998.

    ROGER S. SIBONI has served as a director of Cadence since January 1999.
Mr. Siboni has served as President and Chief Executive Officer of
E.piphany Inc., a software company which provides web-based enterprise relationship management solutions since May 1997. Prior to joining E.piphany, Mr. Siboni spent more than twenty years at KPMG Peat Marwick LLP, a worldwide accounting and consulting organization, most recently as its Deputy Chairman and Chief Operating Officer. Mr. Siboni serves as a director of FileNet, Inc., Active Software, Inc., Pivotal Software, Inc. and Corio, Inc.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended January 1, 2000, the Board of Directors held seven meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Venture Committee.

    The Audit Committee meets with Cadence's independent auditors at least annually to: (i) review the results of the annual audit and discuss Cadence's financial statements; (ii) review financial and auditing issues of Cadence;
(iii) recommend to the Board the independent auditors to be retained by Cadence;
(iii) receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and (iv) make recommendations on the foregoing to the Board.

    During the fiscal year, the Audit Committee met four times and was composed of three non-employee directors, Dr. Shoven and Messrs. Lucas and Scalise. Effective May 5, 1999, Mr. Siboni replaced Mr. Scalise as a non-employee member of the Audit Committee. All members of the Audit Committee are "independent" as defined in the listing standards of the New York Stock Exchange.

    In February 2000, the Board of Directors adopted a new Charter for Cadence's Audit Committee. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.

    The Compensation Committee reviews and approves the general compensation plans of Cadence, including Cadence's stock option, stock purchase and bonus plans, and determines specific compensation matters, including salaries, bonuses, stock options and incentive compensation, for the Chief Executive Officer and all executives who report directly to the Chief Executive Officer. The Compensation Committee also performs such other functions regarding compensation as the Board may delegate. During the fiscal year, the Compensation Committee met two times and initially was composed of two non-employee directors, Dr. Shoven and Mr. Lucas. Effective May 5, 1999, Mr. Scalise replaced Mr. Lucas as a member of the Compensation Committee. Effective November 3, 1999, Ms. Bartz became a member of the Compensation Committee.

    The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on Cadence's Board and nominates specific individuals to be elected as officers of Cadence by the Board. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee met one time during the fiscal year. It was composed of three directors, Mr. Lucas, Dr. Sangiovanni-Vincentelli and Mr. Harding until April 1999. Effective May 5, 1999, the Nominating Committee is composed of
Dr. Sangiovanni-Vincentelli and Messrs. Lucas and Bingham.

    The Venture Committee advises the Board and acts on behalf of Cadence in monitoring its investment in Telos Venture Partners, L.P. The Venture Committee is composed of two directors, Messrs. Lucas and Bingham. It met two times during the fiscal year.

    During the fiscal year, each Board member attended 75% or more of the aggregate number of meetings of the Board, and of the committees on which he or she served, that were held during the period for which he or she was a director or committee member.

                                   PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Arthur Andersen LLP as Cadence's independent auditors for the fiscal year ending December 30, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Arthur Andersen LLP has audited Cadence's financial statements since 1983. Representatives from Arthur Andersen LLP are expected to be present at the annual meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

    Stockholder ratification of the selection of Arthur Andersen LLP as Cadence's independent auditors is not required by its Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of Cadence and its stockholders.

    The Board recommends a vote FOR ratification of the selection of Arthur Andersen LLP. The affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote is required to ratify the selection of Arthur Andersen LLP. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of Arthur Andersen LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of Cadence's common stock as of April 10, 2000 (unless otherwise indicated below) by: (i) all those known by Cadence to be beneficial owners of more than five percent of its common stock; (ii) each of the executive officers or former executive officers named in the Summary Compensation Table found below under "Compensation of Executive Officers--Summary of Compensation"; (iii) each director nominee; and (iv) all executive officers and directors of Cadence as a group.

                                                              BENEFICIAL OWNERSHIP (1)
                                                              -------------------------
                                                               NUMBER OF     PERCENT OF
BENEFICIAL OWNER                                                 SHARES        TOTAL
----------------                                              ------------   ----------
Capital Research and Management Company(2)
  333 South Hope Street
  Los Angeles, CA 90071.....................................   26,190,500       10.67%

Massachusetts Financial Services Company(3)
  500 Boylston Street
  Boston, MA 02116..........................................   25,105,243       10.22%

Capital Group International, Inc.(4)
Capital Guardian Trust Company
  11100 Santa Monica Boulevard
  Los Angeles, CA 90025.....................................   24,269,710        9.88%

FMR Corp.(5)
  82 Devonshire Street
  Boston, MA 02109..........................................   13,621,670        5.55%

H. Raymond Bingham(6).......................................    1,061,719           *

John Olsen(6)(7)............................................      638,357           *

Shane V. Robison(6)(7)......................................      381,341           *

William Porter(6)...........................................      210,174           *

R.L. Smith McKeithen(6).....................................      257,804           *

John R. Harding(6)(8).......................................    2,070,704           *

Carol A. Bartz(6)...........................................      102,500           *

Leonard Y.W. Liu, Ph.D.(6)..................................      237,151           *

Donald L. Lucas(6)(9).......................................      418,430           *

Alberto Sangiovanni-Vincentelli, Ph.D.(6)...................      243,788           *

George M. Scalise(6)........................................      190,000           *

John B. Shoven, Ph.D.(6)....................................      326,250           *

Roger S. Siboni(6)..........................................       28,125           *

All executive officers and directors as a group (14
  persons)(6)...............................................    3,347,773        1.36%

------------------------

*   Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission, referred to as the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cadence believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership of greater than five percent of Cadence's outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC as noted below, while beneficial ownership of executive officers and directors is as of April 10, 2000. Applicable percentages are based on 245,569,771 shares of Cadence common stock outstanding on April 1, 2000, adjusted as required by rules promulgated by the SEC.

(2) Cadence has received a Schedule 13G dated February 11, 2000, indicating that Capital Research and Management Company, or CRMC, holds 26,190,500 shares for which it has sole investment power. CRMC disclaims beneficial ownership of any shares of Cadence's common stock deemed to be beneficially owned by CRMC.

(3) Massachusetts Financial Services Company filed with the SEC an amended
    Schedule 13G dated March 22, 2000, indicating that it holds 25,105,243 shares for which it has sole investment power and 24,837,483 shares for which it has sole voting power.

(4) Cadence has received a Schedule 13G dated February 11, 2000 indicating that Capital Guardian Trust Company, or CGTC, a wholly-owned subsidiary of Capital Group International, Inc., or CGII, holds 24,269,710 shares for which it has sole investment power and 21,019,910 shares for which it has sole voting power. CGII and CGTC disclaim beneficial ownership of any shares of Cadence's common stock deemed to be beneficially owned by these entities.

(5) FMR Corp. filed with the SEC a Schedule 13G dated February 11, 2000, indicating that it holds 13,618,680 shares for which it has sole investment power and 1,208,800 shares for which it has sole voting power.

(6) Includes shares which certain executive officers and directors of Cadence have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: H. Raymond Bingham, 956,764 shares; John F. Olsen, 387,291 shares; Shane V. Robison, 329,165; William Porter, 177,666 shares; R.L. Smith McKeithen, 252,250 shares; John R. Harding, 2,070,704 shares; Carol A. Bartz, 97,500 shares; Leonard Y. W. Liu, Ph.D., 225,000 shares; Donald L. Lucas, 307,500 shares; Alberto Sangiovanni-Vincentelli, Ph.D., 206,829 shares; George M. Scalise, 180,000 shares; John B. Shoven, Ph.D., 311,250 shares; Roger S. Siboni, 28,125 shares; and all executive officers and directors as a group, 3,014,216 shares.

(7) Mr. Olsen and Mr. Robison ceased to serve as executives of Cadence in December 1999. Cadence entered into an Executive Termination and Release Agreement with Mr. Robison in December 1999 and with Mr. Olsen in
    January 2000, whereby these former executive officers will remain part-time employees of Cadence through June 2000. See "Employment Contracts."

(8) Mr. Harding ceased to serve as an executive of Cadence in April 1999. In May 1999, Cadence entered into the Executive Termination and Release Agreement with Mr. Harding, whereby he will remain a part-time employee of Cadence through May 2000. See "Employment Contracts."

(9) Includes 110,930 shares held under a trust agreement for the benefit of Mr. Lucas and his wife.

                      DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Each non-employee director of Cadence, other than the Chairman of the Board, receives an annual retainer of $40,000. Mr. Lucas is paid an annual retainer of $120,000 for his services as Chairman of the Board. In addition to their annual Board retainer, directors are also paid an annual fee of $35,000 for service as Chairman of a Committee of the Board. For the fiscal year ended January 1, 2000, the total cash compensation paid to non-employee directors was $500,000. The members of the Board are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with Cadence policy. Directors who are executive officers of Cadence do not receive additional compensation for their service on the Board.

    Each "Non-Employee Director" of Cadence also receives stock option grants under Cadence's 1995 Directors Stock Option Plan, or Directors Plan. A Non-Employee Director is defined in the Directors Plan as a director of Cadence who is not otherwise an employee or an affiliate of Cadence. Only Cadence Non-Employee Directors are eligible to receive options under the Directors Plan.

    Under the Directors Plan, each person who is first elected to be a Non-Employee Director is automatically granted an option to purchase a number of shares of common stock equal to 5,625 multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of Cadence and the first April 1 occurring after the date on which such person begins serving as a director of Cadence. These initial grants vest in full one year following the grant date.

    In addition, on April 1 of each year, each Non-Employee Director is automatically granted an option to purchase 22,500 shares of common stock. On each April 1 a Non-Employee Director may also be granted an option to purchase 11,250 shares of common stock if on that date the Non-Employee Director is also serving as Chairman of one committee of the Board and is a member of at least one additional committee of the Board but is not serving as the Chairman of the Board. Also, on each April 1, a Non-Employee Director serving as Chairman of the Board is automatically granted an option to purchase 22,500 shares of common stock. All such additional option grants vest in full one year following the grant date.

    Each Non-Employee Director who is a member of the Venture Committee of the Board is automatically granted an additional option to purchase 33,750 shares of common stock on the date of his or her initial selection to serve on the Venture Committee. The Non-Employee Director who is serving as the Chairman of the Venture Committee is on the date of his or her initial selection to serve as the Chairman of the Venture Committee granted an additional option to purchase 33,750 shares of common stock. Prior to January 30, 1998, the Directors Plan provided that a Non-Employee Director who completed five years of service as Chairman of the Board would automatically receive a one-time option to purchase 135,000 shares of common stock; effective January 30, 1998, the number of shares that in the future may be subject to such a one-time option grant was reduced to 101,250 shares. All options granted to the Venture Committee and the one-time grant made to the Chairman of the Board vest over three years in equal annual installments.

    As of April 10, 2000, 105,000 options had been exercised under the Directors Plan and 1,066,875 were outstanding at exercise prices ranging from $8.56 to $34.31 per share.

    Pursuant to a consulting agreement with Cadence, Dr. Sangiovanni-Vincentelli was paid $225,000 for his consulting services to Cadence in 1999 and as a bonus for services performed in 1998.
Dr. Sangiovanni-Vincentelli's services consisted of providing technical direction and strategic advice to Cadence. Dr. Sangiovanni-Vincentelli has provided consulting services to Cadence on an annual basis since 1983, and is expected to render similar services in 2000.

    Pursuant to a consulting agreement with Cadence, Mr. Scalise earned $20,000 for his consulting services to Cadence in 1999. Mr. Scalise consulted with respect to industry and regulatory matters in 1999 and is expected to render similar services to Cadence in 2000.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors, referred to below as the Committee, is composed of three non-employee directors of Cadence. During the fiscal year, the Compensation Committee met two times and initially was composed of two non-employee directors, Dr. Shoven and Mr. Lucas. Effective May 5, 1999, Mr. Scalise replaced Mr. Lucas as a member of the Compensation Committee. Effective November 3, 1999, Ms. Bartz became a member of the Compensation Committee. Mr. Harding served as President and Chief Executive Officer of Cadence until April 1999. Mr. Bingham has served as President and Chief Executive Officer of Cadence since April 1999.

COMPENSATION COMMITTEE POLICY

    The Committee typically establishes base salary levels and target bonuses for the Chief Executive Officer, or CEO, and other executive officers of Cadence who report directly to the CEO at or about the beginning of each fiscal year. The Committee acts on behalf of the Board of Directors to establish the general compensation policy of Cadence for all of its executive officers. The Committee administers the equity incentive plans, including the Senior Executive Bonus Plan, referred to as the Bonus Plan, and Cadence's Employee Stock Option Plan, referred to as the 1987 Plan. The Committee believes that the compensation of the CEO and other Cadence executive officers should be greatly influenced by Cadence's performance. Consistent with this philosophy, a designated portion of the compensation of each executive is contingent upon corporate performance and adjusted where appropriate, based on an executive's performance against personal performance objectives. Long-term equity incentives for executive officers are provided through the granting of stock options under the 1987 Plan. The value of stock options generally can be realized by an executive only if the price of common stock increases above the fair market value on the grant date and the executive remains in Cadence's employ for the period required for the shares to vest.

    The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee in reliance on the Radford Survey of prevailing competitive salaries in the technology sector for similar positions and by evaluating those salary standards against the achievement by Cadence of its corporate goals. The compensation of its executive officers was compared to equivalent data in the Radford Survey and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. Practices of such companies with respect to stock option grants were also reviewed and compared.

    The Radford Survey companies selected were intended to match Cadence closely in terms of such things as product or industry, geography and revenue levels. A significant percentage of the companies in the Radford Survey base, for instance, had average sales that closely approximate Cadence's revenue level. A portion of the companies in the S&P Technology Sector Index, or S&P TS Index, which is used by Cadence in preparing the stock price performance graph on page 17, were included in the Radford Survey. The balance of the S&P TS Index companies, however, were too large or of a different business profile, and would have incorrectly increased the market compensation comparisons used to evaluate executive officer salaries. The additional companies in the Radford Survey base were felt to be relevant by Cadence's independent compensation consultants because they compete for executive talent with Cadence, notwithstanding the fact that they are not included in the S&P TS Index.

1999 EXECUTIVE COMPENSATION

    BASE COMPENSATION. The Radford Survey information, together with the CEO's recommendation of base salary and target bonus for 1999 for each executive officer other than the CEO, was presented to the Committee in January 1999. The Committee reviewed the recommendation of the CEO and the Radford Survey data outlined above and established a base salary level to be effective January 1, 1999 for each executive officer and the CEO (see specific report on CEO compensation below).

    INCENTIVE COMPENSATION. The Bonus Plan is reviewed by the Committee at the start of each year. The Committee reviewed and approved the 1999 Cadence performance targets to be used for purposes of bonus determination, which targets were included in Cadence's 1999 operating plan as presented to the full Board of Directors. The Committee in its discretion assigns a target bonus to each executive officer, approves Cadence performance objectives to be used for bonus determination, approves the overall structure and mechanics of the Bonus Plan, and after the end of the year, in its discretion, approves individual performance factors for all executive officers. As a general rule, provided that threshold Cadence performance levels are achieved, the target bonus pool, which is the sum of participants' target bonuses, and individual target bonuses are adjusted on the basis of the percentage relationship of actual to targeted bookings and earnings per share, or EPS. In addition, in the Committee's discretion, each executive officer's target bonus is further adjusted to take account of individual performance. In January 2000, the Committee reviewed bonus awards for 1999 for executive officers covered by the Bonus Plan. Bonuses were determined with reference to the EPS targets and individual performance. Because Cadence failed to achieve its EPS targets, no bonuses were paid to Messrs. Bingham, Olsen and Robison.

    STOCK OPTIONS. Stock options typically have been granted to executive officers when the executive first joins Cadence, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee also grants stock options to executives to provide ongoing incentives. The number of shares subject to each stock option granted is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. The Radford Survey data was also used for general comparison purposes in determining stock option grants to executive officers. The stock options generally become exercisable over a four or five-year period and are granted at a price that is equal to the fair market value of Cadence's common stock on the date of grant. In January 1999, after evaluating 1998 performance and compensation levels, the Committee in its discretion granted stock options to four of the Named Executive Officers appearing in the Summary Compensation Table below. As noted in the Summary Compensation Table, certain of the January 1999 option grants to the Named Executive Officers vest on the eight year anniversary of the grant date, although the option exercise period will accelerate and the options will become vested on January 1, 2001 in the event that the aggregate performance goal defined by Cadence for the eight fiscal quarters ending July 1, 2000 is achieved and the optionee remains an employee or consultant of Cadence as of January 1, 2001.

1999 CEO COMPENSATION

    Compensation for the CEO is determined through a process similar to that discussed above for other executive officers of Cadence.

    Mr. Harding resigned from the position of CEO in April 1999. The following information is based on Mr. Harding's position as CEO through that period.

    In January 1999, the Committee established a base salary for Mr. Harding, which did not change from 1998. The Committee also established at that time a target bonus for Mr. Harding under the Bonus Plan. The 1999 base salary level and target bonus were based upon the Committee's discretionary evaluation of a number of factors, including (i) Cadence's EPS objectives for 1999,
(ii) individual performance objectives established by the Committee for Mr. Harding for 1999, and (iii) the market compensation survey data discussed above.

    Mr. Harding's base salary, target bonus, EPS goal, and schedule of adjustment to the target bonus for EPS goal for a given fiscal year were established by the Committee within the first 90 days for that fiscal year.

    Mr. Harding was awarded a stock option grant on January 25, 1999 for 550,000 shares of Cadence's common stock. With respect to the stock option grant, the Committee, in determining the size of the award, took into account market data from companies similar to Cadence, as well as the number of options previously awarded to Mr. Harding.

    In April 1999, the Board selected Mr. Bingham as CEO upon Mr. Harding's departure from Cadence. The Committee then established a base salary and target bonus for Mr. Bingham, which were based upon the Committee's discretionary evaluation of a number of factors, including (i) Cadence's EPS objectives for 1999, (ii) individual performance objectives established by the Committee for Mr. Bingham for 1999, and (iii) the market compensation survey data discussed above.

    Mr. Bingham was awarded stock option grants on May 7, 1999 for a total of 850,000 shares of Cadence's common stock. With respect to the stock option grants, the Committee, in determining the size of the awards, took into account market data from companies similar to Cadence.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

    The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986. Section 162(m) limits deductions for certain executive compensation in excess of $1 million in any given year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. Cadence believes that it is in the best interests of its stockholders to structure compensation arrangements to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. The Committee believes that all compensation realized in 1999 by the Named Executive Officers is deductible under Section 162(m).

    The foregoing Compensation Committee Report on Executive Compensation will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, except to the extent that Cadence specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

                                           COMPENSATION COMMITTEE
                                            John B. Shoven, Chairman
                                            Carol A. Bartz
                                            George M. Scalise

                       COMPENSATION OF EXECUTIVE OFFICERS
                            SUMMARY OF COMPENSATION

    The following table shows for the fiscal years 1997, 1998 and 1999, compensation awarded or paid to, or earned by, Cadence's six most highly compensated executive officers or former executive officers at January 1, 2000, including Cadence's Chief Executive Officer and former Chief Executive Officer, referred to as the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                             COMPENSATION AWARDS
                                                    ANNUAL COMPENSATION     ---------------------
                                                  -----------------------   NUMBER OF SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY(1)($)   BONUS($)   UNDERLYING OPTIONS(#)   COMPENSATION(2)($)
---------------------------            --------   ------------   --------   ---------------------   ------------------
H. Raymond Bingham(3)................    1999       621,474            0          1,200,000                47,149
  President and                          1998       450,000      522,315            700,000                 3,200
  Chief Executive Officer                1997       312,000      600,000            400,000                 8,969

John F. Olsen(4).....................    1999       418,590            0            850,000                30,564
  formerly, President, Design
    Realization                          1998       350,000      522,315            500,000                 3,200
  Group and Corporate Development        1997       281,250      660,000            400,000                 3,200

Shane V. Robison(4)..................    1999       400,590            0            850,000                45,593
  formerly, President,                   1998       348,654      348,210             20,000                     0
  Design Productivity Group              1997       300,000      468,000            400,000                 8,969

William Porter.......................    1999       268,505      112,500            400,000                24,516
  Senior Vice President,                 1998       186,106      170,225             95,000                 2,995
  Chief Financial Officer                1997       174,400       98,787             40,000                     0

R.L. Smith McKeithen.................    1999       250,000       93,750            175,000                20,529
  Senior Vice President,                 1998       250,000      145,088             85,000                 3,055
  General Counsel and Secretary          1997       225,000      172,800                  0                 3,160

John R. Harding(5)...................    1999       309,167            0            550,000             2,563,833
  formerly, President and                1998       700,000      812,490          1,000,000                 2,400
  Chief Executive Officer                1997       238,898      508,000          1,600,000                11,980

------------------------

(1) Includes amounts deferred pursuant to Section 401(k) of the Code.

(2) Represents Cadence's contributions to 401(k) savings plan for each executive. In 1999, also includes (i) the value of accrued but unused vacation converted into cash in the amount of $44,349 for Mr. Bingham, $27,764 for Mr. Olsen, $42,793 for Mr. Robison, $18,080 for Mr. Porter, $17,729 for Mr. McKeithen, and $68,988 for Mr. Harding, and (ii) for
    Mr. Harding, $4,045 for retained equipment and $2,488,000 paid pursuant to an Executive Termination and Release Agreement, and (iii) for Mr. Porter, $4,105 comprised of a non-cash bonus.

(3) Mr. Bingham was named President and Chief Executive Officer in April 1999.

(4) Messrs. Robison and Olsen resigned as executive officers of Cadence in December 1999. Cadence entered into an Executive Termination and Release Agreement with Mr. Robison in December 1999 and with Mr. Olsen in
    January 2000, whereby these former executive officers will remain part-time employees of Cadence through June 2000. See "Employment Contracts."

(5) Mr. Harding resigned as an executive officer of Cadence in April 1999. In May 1999, Cadence entered into an Executive Termination and Release Agreement with Mr. Harding, whereby he will remain a part-time employee of Cadence through May 2000. See "Employment Contracts."

                       STOCK OPTION GRANTS AND EXERCISES

    During the fiscal year ending January 1, 2000, Cadence granted options to its executive officers under the 1987 Plan. The following tables show for the fiscal year, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                                       INDIVIDUAL GRANTS                                      POTENTIAL REALIZABLE
                                  ----------------------------                              VALUE AT ASSUMED ANNUAL
                                  NUMBER OF        % OF TOTAL                                  RATES STOCK PRICE
                                  SECURITIES        OPTIONS                                 APPRECIATION FOR OPTION
                                  UNDERLYING       GRANTED TO    EXERCISE OR                        TERM(1)
                                   OPTIONS        EMPLOYEES IN   BASE PRICE    EXPIRATION   ------------------------
NAME                               GRANTED        FISCAL YEAR      ($/SH)         DATE        10%($)        5%($)
----                              ----------      ------------   -----------   ----------   -----------   ----------
H. Raymond Bingham..............   200,000(2)          .78        28.96875       1/25/09     9,233,745    3,643,658
                                   150,000(3)          .58        28.96875       1/25/09     6,925,309    2,732,744
                                   500,000(2)         1.94        12.90625        5/7/09    10,284,619    4,058,336
                                   350,000(4)         1.36        12.90625        5/7/09     7,199,234    2,840,835
John F. Olsen(5)................   200,000(2)          .78        28.96875       1/25/09     9,233,745    3,643,658
                                   150,000(3)          .58        28.96875       1/25/09     6,925,309    2,732,744
                                   250,000(2)          .97        12.90625        5/7/09     5,142,310    2,029,168
                                   250,000(3)          .97        12.90625        5/7/09     5,142,310    2,029,168
Shane V. Robison(5).............   200,000(2)          .78        28.96875       1/25/09     9,233,745    3,643,658
                                   150,000(3)          .58        28.96875       1/25/09     6,925,309    2,732,744
                                   250,000(2)          .97        12.90625        5/7/09     5,142,310    2,029,168
                                   250,000(3)          .97        12.90625        5/7/09     5,142,310    2,029,168
William Porter..................   100,000(2)          .39        12.59375       5/12/09     2,007,119      792,014
                                   200,000(2)          .78        13.06250       5/21/09     4,163,652    1,642,987
                                   100,000(2)          .39        14.28125       10/8/09     2,276,063      898,140
R.L. Smith McKeithen............   100,000(2)          .39        12.59375       5/12/09     2,007,119      792,014
                                    75,000(2)          .29        19.15625      12/17/09     2,289,760      903,545
John R. Harding(6)..............   300,000(2)         1.16        28.96875       1/25/09    13,850,618    5,465,487
                                   250,000(3)          .97        28.96875       1/25/09       242,243      123,011

------------------------

(1) Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option.

(2) These option grants generally vest at the rate of 1/60th of the shares subject to the option each month following the grant date. The options have a ten year term.

(3) This option grant vests on the eight year anniversary of the grant date; provided, however, that the option exercise period will accelerate and become vested on January 1, 2001 in the event that the aggregate performance goal defined by Cadence for the eight fiscal quarters ending July 1, 2000 is achieved and the optionee remains an employee or consultant of Cadence as of January 1, 2001. The options have a ten year term.

(4) This option grant vests on the eight year anniversary of the grant date; provided, however, that (i) the option exercise period for 50% of the shares subject to the option will accelerate and become vested on February 1, 2001 in the event that the aggregate performance goal defined by Cadence for the fiscal year ending December 30, 2000 is achieved and Mr. Bingham remains an employee of Cadence as of February 1, 2001, and (ii) the option exercise period for 50% of the shares subject to the option will accelerate and become vested on February 1, 2002 in the event that the aggregate performance goal defined by Cadence for the fiscal year ending December 29, 2001 is achieved and Mr. Bingham remains an employee of Cadence as of February 1, 2002.

(5) Messrs. Olsen and Robison ceased to serve as executive officers of Cadence in December 1999. Cadence has entered into Executive Termination and Release Agreements with these former executives, whereby the former executives will remain part-time employees of Cadence through June 2000 and their non-performance-based options shall continue to vest through such employment. See "Employment Contracts."

(6) Mr. Harding resigned as an executive officer of Cadence in April 1999. In May 1999, Cadence entered into an Executive Termination and Release Agreement with Mr. Harding, whereby he will remain a part-time employee of Cadence through May 2000 and his options shall continue to vest through such employment and certain unvested options will accelerate at the time of Mr. Harding's termination of employment. See "Employment Contracts."

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND
                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING
                                                             UNEXERCISED OPTIONS     VALUE OF UNEXERCISED
                                     SHARES        VALUE         AT 12/31/99        IN-THE-MONEY OPTIONS AT
                                   ACQUIRED ON   REALIZED        EXERCISABLE/        12/31/99 EXERCISABLE/
NAME                               EXERCISE(#)    ($)(1)       UNEXERCISABLE(#)       UNEXERCISABLE($)(2)
----                               -----------   ---------   --------------------   -----------------------
H. Raymond Bingham...............     50,000       375,347    604,266/1,278,334       9,053,373/9,319,745
John F. Olsen....................    110,000     1,433,229      130,937/862,189       1,087,378/6,160,834
Shane V. Robison.................          0             0      215,936/859,064       2,405,193/6,133,360
William Porter...................     15,000       102,812      119,165/430,835       1,232,278/3,670,222
R.L. Smith McKeithen.............          0             0      182,916/189,584         984,603/1,274,616
John R. Harding..................          0             0      718,470/873,334       1,144,670/1,073,962

------------------------

(1) Value realized is based upon the fair market value of common stock on the date of exercise less the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) The fair market value of common stock at December 31, 1999 ($23.4375) less the exercise price for the options.

EMPLOYMENT CONTRACTS

    Effective April 26, 1999, Cadence entered into an employment agreement, referred to as the Employment Agreement, with H. Raymond Bingham, which superseded employment agreements with Mr. Bingham entered into in May 1993 and November 1997. The Employment Agreement provides, among other things, for the employment of Mr. Bingham as President and Chief Executive Officer at an initial base salary of $700,000 per year. Under the Employment Agreement, Mr. Bingham is also eligible for participation in the Bonus Plan at an annual target bonus of $700,000 per year. The Employment Agreement also provides for the grant of a stock option for 850,000 shares of common stock. The option was granted by the Compensation Committee of the Board to Mr. Bingham on May 7, 1999. The Employment Agreement also provides for the indemnification of Mr. Bingham in accordance with the terms of the indemnification agreement entered into between Cadence and Mr. Bingham. Additionally, the Employment Agreement provides that Mr. Bingham will receive such pension, profit sharing and fringe benefits as the Board of Directors may, from time to time, determine to provide for Cadence's key executives.

    Under the Employment Agreement, Mr. Bingham's employment by Cadence terminates immediately upon Mr. Bingham's receipt of a written notice of termination by Cadence, upon Cadence's receipt of written notice of termination by Mr. Bingham, or upon Mr. Bingham's permanent disability or death. In the event of termination of employment other than (i) for "cause", such as Mr. Bingham's gross misconduct, fraud, or material breach, (ii) on account of the permanent disability of Mr. Bingham, or (iii) by a voluntary termination by Mr. Bingham for other than "good reason", which term includes an involuntary demotion, an involuntary reduction in compensation (including base compensation, fringe benefits or target bonus) of more than 10%, or an involuntary relocation of more than 30 miles, the Employment Agreement provides that Cadence will pay an amount equal to 180% of one year's base salary and annual target bonus at the time of termination to Mr. Bingham in one lump sum payment. Mr. Bingham would also continue to receive all health, disability and life insurance coverage for a 12 month period after termination of employment. Additionally, under the terms of the Employment Agreement, all of the unvested options held by Mr. Bingham on the date of such termination that would have vested over the succeeding 30 month period, except any performance-based options, will immediately vest and become exercisable in full. The options will remain exercisable for the period specified in such option agreements.

    Should a change of control in the ownership of Cadence occur and Mr. Bingham's employment with Cadence is terminated other than (i) for cause,
(ii) on account of total disability or death, or (iii) by a voluntary termination by Mr. Bingham for other than good reason, in each case within 13 months after a change in control, then the Employment Agreement provides that
(1) Cadence will pay in one lump sum an amount equal to 250% of one year's base salary and annual target bonus for Mr. Bingham at the time of his termination, as in effect immediately prior to such termination, and (2) all unvested options held by Mr. Bingham on the date of such change in control will immediately vest and become exercisable in full and will remain exercisable for the period specified in such option agreements.

    In the event that the severance and other benefits provided to Mr. Bingham constitute "parachute payments" subject to federal excise tax, then
Mr. Bingham's benefits under the change of control provisions of the Employment Agreement will be payable either (i) in full, or (ii) as to such lesser amount which would result in no excise tax, whichever amount leaves Mr. Bingham with the greatest amount of benefits on an after-tax basis.

    In May 1999, Cadence entered into an Executive Termination and Release Agreement with Mr. Harding in connection with his resignation as a president and chief executive officer. Pursuant to the Executive Termination and Release Agreement, Mr. Harding received a lump-sum cash payment of $2,488,000 and remains a part-time employee of Cadence through May 31, 2000 or until he resigns or is terminated for "cause" by Cadence, such as a material breach of his contractual obligations to Cadence. During his service as a part-time employee, Mr. Harding will provide up to 20 hours of service a month and receive a salary of $2,500 per month, continued vesting of stock options, not including performance-based options, and medical insurance coverage. Under the terms of the agreement, Mr. Harding will not accrue vacation time or receive other company benefits and will remain subject to the Employment Invention and Confidential Information Agreement originally entered into between Cadence and Mr. Harding on October 28, 1996. Additionally, all of the unvested options held by Mr. Harding on the date of his termination as a part-time employee that would have vested over the succeeding 24 month period, except any performance-based options, will immediately vest and become exercisable in full. Should a change of control in the ownership of Cadence occur while Mr. Harding is employed as a part-time employee, all of the unvested options held by him on the date of such change in control, except any performance-based options, will immediately vest and become exercisable in full. In either case, the options will remain exercisable for the period specified in such option agreements.

    Cadence entered into Executive Termination and Release Agreements with
Mr. Robison in December 1999 and with Mr. Olsen in January 2000 in connection with their respective resignations as Cadence executive officers. Pursuant to the Executive Termination and Release Agreements, Messrs. Robison and Olsen, the Former Executives, remain part-time employees of Cadence through June 30, 2000 or until their respective earlier resignation. During his service as a part-time employee, each Former Executive will provide up to 10 hours of service a month and receive a salary of $1,500 per month, continued vesting of stock options, not including performance-based options, and medical insurance coverage. Under the terms of the agreements, the Former Executives will not accrue vacation time or receive other company benefits. The Former Executives are subject to certain confidentiality and non-solicitation obligations for the terms of their employment and for a specified period thereafter. Additionally, all of the unvested options held by the Former Executives will cease vesting on the date of their termination as a part-time employees, except for performance-based options which were cancelled on the date that the Former Executives ceased being executive officers of Cadence.

    Cadence has executive retention agreements with each of Messrs. Porter and McKeithen, referred to as the Executives. If a change in control of the ownership of Cadence occurs and an Executive's employment with Cadence is terminated within 13 months after the change in control other than (i) for cause, such as the Executive's gross misconduct, fraud or improper disclosure or use of confidential business information, (ii) on account of the total and permanent disability or death of the Executive, (iii) or by a voluntary termination by the Executive for other than "good reason", which term includes an involuntary relocation of more than 50 miles, a reduction in base salary and target bonus of more than 10% and a material reduction in the Executive's duties and responsibilities, then Cadence will pay to the Executive an amount equal to one year's base salary for the respective Executive at the time of termination in one lump sum payment. Cadence will also pay the Executive's target bonus for the year of termination as in effect immediately prior to such termination. Additionally, all of the unvested options held by the Executive on the date of such change in control will immediately vest and become exercisable in full and will remain exercisable for the period specified in such option agreements.

    In the event that any of the severance and other benefits provided to the Executive constitute "excess parachute payments" subject to federal excise tax, then the Executive, in his sole discretion, may elect to reduce the amounts payable under the retention agreement or to have any portion of the applicable options or restricted stock not vest in order to avoid any "excess parachute payment."

                     PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1994 for (i) Cadence's common stock, (ii) the Standard & Poor's 500 Composite Index, referred to as the S&P 500, and
(iii) the Standard & Poor's Technology Sector Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                                                                               CUMULATIVE TOTAL RETURN
                                                           ---------------------------------------------------------------
                                                            12/94      12/95      12/96       1/98       1/99      12/99
                                                           --------   --------   --------   --------   --------   --------
CADENCE DESIGN SYSTEMS, INC..............................    100        305        420        544        649        524
S&P 500..................................................    100        138        173        227        290        351
S&P TECHNOLOGY SECTOR....................................    100        144        210        264        445        781

                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1994
                           WITH DIVIDENDS REINVESTED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CADENCE DESIGN                                 S&P-REGISTERED TRADEMARK-
             Systems Inc.  S&P 500-Registered Trademark-          Technology Sector
31-Dec-94            $100                           $100                       $100
30-Dec-95            $305                           $138                       $144
28-Dec-96            $420                           $173                       $210
03-Jan-98            $544                           $227                       $264
02-Jan-99            $649                           $290                       $445
31-Dec-99            $524                           $351                       $781

                               SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS INC.

------------------------

(1) This Section is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Cadence under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

    Cadence's Bylaws provide that Cadence will indemnify its directors, officers and employees to the fullest extent permitted by Delaware General Corporation Law. Cadence's Bylaws also authorize the Board of Directors to cause Cadence to enter into indemnification contracts with its directors, officers and employees and to purchase insurance on behalf of any person it is permitted to indemnify. Pursuant to these Bylaw provisions, Cadence has entered into indemnity agreements with each of its directors and each of the Named Executive Officers who is currently an executive officer.

    Each indemnity agreement provides, among other things, that Cadence will indemnify each such individual to the extent provided in the agreement, for expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such individual becomes legally obligated to pay because of any claim or claims made against or by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, to which such individual is or may be made a party by reason of his or her position as a director, officer, employee or other agent of Cadence, and otherwise as may be provided to such individual by Cadence under the non-exclusivity provisions of the Delaware General Corporation Law and Cadence's Bylaws.

    All transactions from January 2, 1999 to the present between Cadence and any current executive officer or director have been approved by a majority of the disinterested members of the Board.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of Cadence's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Cadence with copies of all Section 16(a) forms they file.

    To Cadence's knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year ended January 1, 2000, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that a Form 4 "Statement of Changes in Beneficial Ownership" by Mr. Sangiovanni-Vincentelli for a transaction in August 1999 was not filed until September 27, 1999.

STOCKHOLDER PROPOSALS

    From time to time, Cadence stockholders submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, certain stockholder proposals may be eligible for inclusion in Cadence's proxy statement and form of proxy in connection with our 2001 Annual Meeting of Stockholders. Such stockholder proposals must be submitted in writing to the Secretary of Cadence no later than December 21, 2000, in order to be included in the proxy statement and form of proxy relating to Cadence's 2001 Annual Meeting of Stockholders. The submission of a stockholder proposal does not guarantee that it will be included in Cadence's proxy statement and form of proxy.

    Alternatively, under the Bylaws, any nominations or proposals which the stockholder does not seek to include in Cadence's proxy statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be submitted in writing to our Secretary no later than February 24, 2001, nor earlier than January 26, 2001, and must otherwise satisfy the requirements of Cadence's Bylaws. If the date of the 2001 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2000 Annual Meeting, such stockholder proposals or nominations must be submitted in writing to our Secretary no later than 10 days following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4, Cadence may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                           By Order of the Board of Directors
                                            R.L. Smith McKeithen
                                            SECRETARY

April 20, 2000

    A COPY OF CADENCE'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 2000 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, CADENCE DESIGN
SYSTEMS, INC., 2655 SEELY AVENUE, SAN JOSE, CALIFORNIA 95134.

                                   APPENDIX A
                            AUDIT COMMITTEE CHARTER

    1. MEMBERS. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of "independent" directors of the Board, and shall designate one member as chairperson. For purposes hereof, "independent" shall mean a director who meets the New York Stock Exchange definition of "independence," as determined by the Board.

    Each member of the Company's audit committee must be financially literate and one member of the audit committee shall have accounting or related financial management expertise, both as provided in the Board's judgment.

    2. PURPOSES, DUTIES AND RESPONSIBILITIES. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

    (i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

    (ii) Review with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters.

   (iii) Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assess the independence of the outside auditor as required under Independent Standard Boards Standard No. 1.

    (iv) Review and discuss with management and the independent auditors the Company's annual and quarterly financial statements, including an analysis of the auditors' judgment as to the quality of the Company's accounting principles.

    (v) Review with management and the independent auditors any significant matters identified as a result of the independent auditors' interim review procedures prior to the filing of each Form 10-Q or as soon thereafter as possible.

    (vi) Review the adequacy of the Company's internal controls.

   (vii) Review significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports.

  (viii) Review material pending legal proceedings involving the Company and other contingent liabilities.

    (ix) Review the adequacy of the Audit Committee Charter on an annual basis.

    3. MEETINGS. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors and internal auditors at least annually. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

PROXY                                                                  PROXY

                        CADENCE DESIGN SYSTEMS, INC.

                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               MAY 24, 2000

     The undersigned hereby appoints H. Raymond Bingham and R.L. Smith McKeithen, or either of them, each with power of substitution, to attend and to represent the undersigned at the Annual Meeting of Stockholders of Cadence Design Systems, Inc., or Cadence, to be held at Cadence Design Systems, Inc., 2655 Seely Avenue, San Jose, California, on May 24, 2000 at 10:00 a.m. local time and any continuation or adjournment thereof, and to vote the number of shares of stock of Cadence the undersigned would be entitled to vote if personally present at the meeting in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CADENCE.

THE SHARES WILL BE VOTED AS DIRECTED ON REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR PROPOSAL 2. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED HEREIN MAY DETERMINE IN THEIR SOLE DISCRETION.

             (Continued and to be signed on reverse side)

------------------------------------------------------------------------------

                           -  FOLD AND DETACH HERE  -

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE  /X/

1.  ELECTION OF DIRECTORS
    NOMINEES: Carol A. Bartz, H. Raymond Bingham,
    Leonard Y.W. Liu, Donald L. Lucas, Alberto Sangiovanni-
    Vincentelli, George M. Scalise, John B. Shoven and
    Roger B. Siboni. (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

FOR All except as noted below  / /

WITHHOLD All  / /

--------------------------------------------------------------
(Except nominees written above)

2. Ratification of selection of Arthur Andersen LLP, as independent auditors of Cadence for the fiscal year ending December 30, 2000.

For / /   Against / /    Abstain / /

SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF: (a) NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CADENCE, (b) ACCOMPANYING PROXY STATEMENT, AND (c) ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING JANUARY 1, 2000.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT
IN THE ENCLOSED ENVELOPE.

Signature(s) ______________________________________

Dated: ___________, 2000

Please sign exactly as your name
appears on your stock certificate.

-------------------------------------------------------------------------------

                           -  FOLD AND DETACH HERE  -